Exhibit 99.1

MannKind Corporation Reports 2013 First Quarter Financial Results

- Conference Call to Begin Today at 5:00 P.M. EDT -

VALENCIA, Calif.--(BUSINESS WIRE)--May 9, 2013--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the first quarter ended March 31, 2013.

For the first quarter of 2013, total operating expenses were $36.4 million, compared to $33.9 million for the first quarter of 2012, an increase of $2.5 million. Research and development (R&D) expenses were $26.4 million for the first quarter of 2013, compared to $24.2 million for the same quarter in 2012, an increase of $2.2 million. This 9% increase was primarily due to an increase in clinical trial related expenses, partially offset by a decrease in facilities related costs and depreciation. General and administrative (G&A) expenses increased by $0.2 million to $10.0 million for the first quarter of 2013, compared to $9.8 million in the first quarter of 2012. This 2% increase in G&A expense was primarily due to an increase in non-cash stock-based compensation expense related to employee stock awards granted during the first quarter of 2013, partially offset by a decrease in legal expenses.

The net loss applicable to common stockholders for the first quarter of 2013 was $41.0 million, or $0.15 per share based on 280.1 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $38.2 million, or $0.27 per share based on 143.2 million weighted average shares outstanding for the first quarter of 2012. The number of common shares outstanding at March 31, 2013 was 289.4 million.

Cash and cash equivalents were $28.0 million at March 31, 2013 and $61.8 million at December 31, 2012 with $125.4 million remaining available for future borrowings under the loan agreement with The Mann Group as of March 31, 2013.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (866) 314-9013 or (617) 213-8053 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 286-8010 or (617) 801-6888 and use the participant passcode: 19493198.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

MannKind Corporation (A Development Stage Company) Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three months ended March 31,		Cumulative period from February 14, 1991 (date of inception) to March 31,
	2013	2012	2013

Revenue	$—	$—	$3,166
Operating expenses:
Research and development	26,398	24,156	1,493,971
General and administrative	10,039	9,777	435,743
In-process research and development costs	—	—	19,726
Goodwill impairment	—	—	151,428
Total operating expenses	36,437	33,933	2,100,868
Loss from operations	(36,437)	(33,933)	(2,097,702)
Other income (expense)	23	1,382	(2,244)
Interest expense on note payable to related party	(1,689)	(3,048)	(40,514)
Interest expense on senior convertible notes	(2,863)	(2,575)	(42,796)
Interest income	1	1	36,997
Loss before benefit for income taxes	(40,965)	(38,173)	(2,146,259)
Income tax benefit	—	—	(382)
Net loss	(40,965)	(38,173)	(2,145,877)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	(952)
Net loss applicable to common stockholders	$(40,965)	$(38,173)	$(2,169,089)
Net loss per share applicable to common stockholders — basic and diluted	$(0.15)	$(0.27)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	280,058	143,154

MannKind Corporation (A Development Stage Company) Condensed Consolidated Balance Sheet (Unaudited) (in thousands)

	March 31, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$28,005	$61,840
Prepaid expenses and other current assets	4,280	4,970
Total current assets	32,285	66,810
Property and equipment — net	182,290	183,961
Other assets	621	543
Total	$215,196	$251,314
Liabilities and Stockholders’ Deficit
Current liabilities	$264,211	$144,775
Senior convertible notes	97,791	97,583
Note payable to related party	—	119,635
Stockholders’ deficit	(146,806)	(110,679)
Total	$215,196	$251,314

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com